Exhibit 99.1

NEWS RELEASE
                                               Contact:  Ray Link
                                               Sr. Vice President-Finance
                                               Tel:  407/884-3344
                                               Fax:  407/886-7061
                                               E-mail:rl@sawtek.com
For Immediate Release

                           SAWTEK RESPONDS TO COMMENTS
                             IN THE FINANCIAL PRESS

     Orlando, Florida, February 18, 2000 ______ Sawtek Inc. (Nasdaq: SAWS). Yesterday, at approximately 2:35 p.m. EST February 17, 2000, the share price of Sawtek's common stock experienced a sharp decline coupled with unprecedented trading volume of 9.8 million shares for the day. It is not Sawtek's normal practice to comment on the day-to-day fluctuations in the price of our common stock, however, two events took place and were reported in the financial press that we believe require clarification.

     The first issue is in regards to reports made on CNBC and Reuters regarding sales of stock by insiders. The Reuters report quoted Mr. Paul Foster of 1010wallstreet.com where Mr. Foster attributed the decline in the price of Sawtek's stock on Thursday, February 17, 2000 to "huge insider sales." The Reuters report said that Foster tied the slide in the stock to published reports on Thursday, February 17, 2000 that several officials of Sawtek late last month sold one million or more shares each of Sawtek's stock.

     Sawtek announced the filing of a registration statement pertaining to the sale of these shares and other shares to be sold by Sawtek's Employee Stock Ownership and 401(k) Plan (ESOP) on December 10, 1999. The registration statement covering the sale of 4,600,000 shares became effective on January 25, 2000 when the shares were sold in an underwritten offering managed by Chase H&Q, CIBC World Markets and Banc of America Securities LLC. The ESOP sold 2,600,000 shares in order to diversify its holdings for all Sawtek employee accounts, including ESOP accounts for executive officers. Family investment partnerships of Mr. Steven Miller, retired founder and Chairman of the Board of Sawtek, and Dr. Jay Tolar, retired founder and member of the Sawtek Board of Directors, sold 1,000,000 shares each to diversify their holdings.


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     As required under the federal securities laws, Mr. Miller, Dr. Tolar and executive officers of Sawtek Inc. reported these sales by filing a Form 4 in early February 2000. Mr. Foster, in making his statements to Reuters based on the published reports on February 17, 2000, must have been uninformed that this offering was announced more than 45 days before it took place, that it was pursuant to an underwritten offering and that none of the active members of management in Sawtek were direct selling shareholders in the offering.

     The second issue relates to comments made by senior management of Qualcomm Inc. at a meeting in San Diego, CA, yesterday. No one from Sawtek Inc. was present at this meeting. However, it was confirmed to us that a member of senior management of Qualcomm discussed their new CDMA chipset, known as the MSM 3100(TM) and MSM 3300(TM) series chipsets, that would eliminate the need for a transmit intermediate frequency (IF) filter. The transmit IF filter used by Qualcomm in the past is not a SAW filter and has never been provided to Qualcomm in volume by Sawtek. In fact, revenue from SAW IF transmit filters accounted for less than 1% of Sawtek's net sales for the fiscal year ended September 30, 1999, and it is not part of our strategic growth plan. Sawtek has worked hand-in-hand with Qualcomm to develop the SAW receive IF filters to be used in conjunction with this new chipset. We believe that comments made by Qualcomm may have been misinterpreted that this new chipset would eliminate the need for SAW receive filters for the intermediate frequency for use in CDMA phones.

     Qualcomm was also asked if they were working on future generations of products that would directly convert the RF signal to baseband, thereby eliminating the need for the IF filter in the receive path. Qualcomm indicated that they were working on this concept for potential introduction in the future, but acknowledged the extreme difficulty of such a solution and could offer no time frame for its introduction. It remains to be seen if such a solution will be feasible, and if feasible, will be cost effective, provide adequate performance, or consume less battery power.

     It is also important to note that a direct conversion chipset, if feasible would require RF SAW filters. Our strategy, as outlined on pages 4 & 5 of our recent prospectus, describes our initiatives to expand our product offerings for wireless handsets to include RF filters for CDMA and GSM, SAW IF filters for GSM and SAW duplexer filters. All of these markets are substantially larger than the markets for our current core products consisting of IF filters for CDMA handsets and IF filters for both CDMA and GSM base stations. For the quarter ended December 31, 1999, we reported the initial success of this strategy with revenue from these new products comprising 8% of total net sales, compared to zero in the previous quarter.


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     We will be hosting a conference call with the investment community on
Friday, February 18, 2000 at 9:15 a.m. EST. You can access this conference call by calling (712) 257-3672, password "Sawtek." Investors will also have the opportunity to listen to the conference call over the Internet through Vcall at http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

     Sawtek designs, develops, manufacturers and markets a broad range of electronic signal processing components based on surface acoustic wave, or SAW, technology primarily for use in the wireless communications industry. Our primary products are custom- designed, high performance bandpass filters, resonators, delay lines, oscillators and SAW-based subsystems. These products are used in a variety of microwave and RF systems, such as CDMA and GSM digital wireless communications systems, digital microwave radios, wireless local area networks, cable television equipment, Internet infrastructure, various defense and satellite systems, and chemical sensors.

     Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that forward-looking statements such as statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes", "does not believe", "no reason to believe", "expects", "plans", "intends", "estimates", or "anticipates", are considered to contain uncertainty and are forward-looking statements. The Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include the following: a decline in either the growth of wireless communications or the acceptance of CDMA technology; our ability to successfully develop and bring new products to market, particularly RF filters; our ability to successfully increase production capacity; our dependence on a limited number of suppliers for certain key raw materials; risks associated with international sales; our dependence on a few large customers; declining selling prices for some of our key products; decreased manufacturing yields; cancellation of purchase orders by our customers; competitive products or technologies that could reduce demand for our products; our inability to protect our intellectual property or if we infringe on the intellectual property of others; increased competition from other SAW suppliers; risks associated with our Costa Rican operations; risk of natural disasters; and other risks discussed in our SEC filings including Form 10K, Form 10Q, and Form S-3A filed on January 24, 2000.

     A reader of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, the reader should not consider this list to be a complete statement of all potential risks or uncertainties. We do not assume the obligation to update any forward-looking statement.